UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  August 10, 2010 (August 5, 2010)

CRIMSON EXPLORATION INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-12108 (Commission File Number)	20-3037840 (IRS Employer Identification No.)

717 Texas Ave., Suite 2900, Houston Texas 77002
(Address of Principal Executive Offices)

(713) 236-7400
(Registrant’s telephone number, including area code)

_____________________________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))
[]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02Results of Operations and Financial Condition.

On August 5, 2010, Crimson Exploration Inc. issued a press release announcing financial and operational results for the second quarter ended June 30, 2010. The press release is included in this report as Exhibit 99.1.

The information contained in Exhibit 99.1 is incorporated herein by reference. The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press Release dated August 5, 2010 (furnished herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CRIMSON EXPLORATION INC.

Date:	August 10, 2010	/s/ E. Joseph Grady
E. Joseph Grady
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated August 5, 2010

EXHIBIT 99.1

Crimson Exploration Announces Second Quarter 2010 Financial and Operational Results
HOUSTON, August 5, 2010 (BUSINESS WIRE) -- Crimson Exploration Inc. (NasdaqGM:CXPO) today announced financial and operational results for the second quarter and first six months of 2010.

Summary Financial Results

The Company reported a net loss of $6.4 million, or ($0.16) per diluted share, for the second quarter of 2010 compared to a net loss available to common stockholders of $14.4 million, or ($2.24) per diluted share, for the second quarter of 2009.  Impacting the quarterly results were unrealized pre-tax losses of $3.9 million in 2010 and $16.9 million in 2009 related to the mark to market valuation of our commodity price and interest rate hedges. For the first six months of 2010, the Company reported a net loss of $6.2 million, or ($0.16) per diluted share, compared to a net loss available to common stockholders of $10.4 million, or ($1.67) per diluted share for the 2009 period. Impacting the results for the first six months of 2010 was an unrealized pre-tax hedging gain of $1.5 million, while the first six months of 2009 was impacted by an unrealized pre-tax hedging loss of $7.3 million. Fully diluted shares outstanding for the quarters were 38,635,725 and 6,421,225 for 2010 and 2009, respectively, and for the first six months were 38,571,300 and 6,228,730 for 2010 and 2009, respectively. For both periods, the increase in the share count is attributed to our public offering of common stock, and the simultaneous conversion of our preferred stock into common stock, in December 2009.

Revenues for the second quarter of 2010 were $21.5 million compared to revenues of $28.6 million in the prior year quarter. For the first six months of 2010, revenues were $44.1 million compared to $59.4 million for the first six months of 2009. For both periods, the decrease in revenue was due to lower production, partially offset by an increase in realized commodity prices.

Production for the second quarter of 2010 was 2.7 Bcfe, or approximately 30,100 Mcfe per day, compared to production of 3.9 Bcfe, or approximately 42,800 Mcfe per day, in the second quarter of 2009.  For the first six months of 2010, production was 5.6 Bcfe, or approximately 30,850 Mcfe per day, compared to production of 8.2 Bcfe, or approximately 45,400 Mcfe per day, in the first six months of 2009. The lower production volumes in 2010 resulted primarily from three factors: i) the sale of our Southwest Louisiana properties in December 2009 (approximately 350,000 Mcfe in Q2 2009 and 647,000 Mcfe in 2H 2009); ii) the loss of approximately 161,000 Mcfe resulting from the shut-in of our Liberty County fields for seven days in mid-June due to a pipeline rupture experienced by the purchaser and  scheduled plant maintenance  for two weeks in April 2010 by the purchaser; and iii) natural field decline resulting from limited capital expenditure activity in 2009 and early 2010. Despite the downtime in Liberty County, Crimson was able to meet the previously provided production guidance range of 30,000 to 34,000 Mcfepd. Adjusted for the Liberty County shut-in and plant maintenance, second quarter production would have been an estimated 31,900 Mcfe per day. Average daily production at the beginning of August was approximately 35,500 Mcfepd.

Average sales prices for the second quarter of 2010, before the impact of realized hedging results, were $76.92 per barrel, $4.12 per Mcf, $38.99 per barrel and $5.61 per Mcfe for crude oil, natural gas, natural gas liquids and natural gas equivalents, respectively.  For the second quarter of 2010, average realized sales prices, including the impact of realized hedging results, were $84.66 per barrel, $6.91 per Mcf, $38.99 per barrel and $7.77 per Mcfe for crude oil, natural gas, natural gas liquids and natural gas equivalents, respectively.  Average sales prices for the first six months of 2010, before the impact of realized hedging results, were $76.78 per barrel, $4.69 per Mcf, $42.63 per barrel and $6.06 per Mcfe for crude oil, natural gas, natural gas liquids and natural gas equivalents, respectively.  For the first six months of 2010, average realized sales prices were $84.23 per barrel, $6.93 per Mcf, $42.63 per barrel and $7.84 per Mcfe for crude oil, natural gas, natural gas liquids and natural gas equivalents, respectively.

Lease operating expenses for the second quarter of 2010 were $4.0 million, or $1.44 per Mcfe, compared to $4.2 million, or $1.08 per Mcfe, in the second quarter of 2009. For the first six months of 2010, lease operating expenses were $7.8 million, or $1.40 per Mcfe, compared to $9.6 million, or $1.17 per Mcfe, in the first six months of 2009. Lease operating expenses were lower in 2010 as a result of the implementation of cost reduction initiatives during 2009, and the reduction in costs due to the sale of the Southwest Louisiana properties in December 2009, offset in part by higher workover expenses.

Production and ad valorem tax expenses for the second quarter of 2010 were $1.5 million, or $0.54 per Mcfe, compared to $2.0 million, or $0.52 per Mcfe, for the second quarter of 2009. For the first six months of 2010, production and ad valorem tax expenses were $3.2 million, or $0.57 per Mcfe, compared to $4.5 million, or $0.55 per Mcfe, for the first six months of 2009. The decrease in production and ad valorem taxes was due to lower production and the sale of the Southwest Louisiana properties, offset in part by the impact of higher sales prices in the second quarter and first six months of 2010.

Depreciation, depletion and amortization (“DD&A”) expense for the second quarter of 2010 was $10.5 million, or $3.84 per Mcfe, compared to $14.3 million, or $3.68 per Mcfe, for the second quarter of 2009. For the first six months of 2010, DD&A expense was $20.9 million, or $3.75 per Mcfe, compared to $28.2 million, or $3.43 per Mcfe, for the first six months of 2009. DD&A expense decreased in 2010 primarily as a result of lower production and the sale of the Southwest Louisiana properties.

General and administrative expenses (“G&A”) were $4.5 million, or $1.64 per Mcfe, for the second quarter of 2010 compared to $4.3 million, or $1.11 per Mcfe, for the second quarter of 2009.  Included in G&A expense is a non-cash stock expense of $0.4 million and $0.6 million for the second quarters ended 2010 and 2009, respectively. Recorded in the second quarter of 2010 was approximately $0.6 million in legal fees incurred in successfully defending a lawsuit related to the 2005 recapitalization.  For the first six months of 2010, G&A expenses were $9.4 million, or $1.68 per Mcfe, compared to $9.5 million, or $1.17 per Mcfe, in the first six months of 2009. Included in G&A expense is a non-cash stock expense of $0.9 million and $1.5 million for the first six months ended 2010 and 2009, respectively.

Liquidity and Capital Resources

On June 9, 2010, we entered into a fifth amendment to our senior secured revolving credit facility (the "Senior Credit Agreement"). This amendment provided, among other things, an extension of the maturity date to January 8, 2012 and the redetermintation of the borrowing base to $100 million, compared to the prior level of $105 million. A maximum of $95 million of the $100 million borrowing base may be utilized until the Company enters into additional hedging agreements that would add an incremental $3 million in present value to the value of its reserve base, discounted at 9% assuming the bank-price deck. Once the additional hedges are in place, the full $100 million will be available. The Company has $41.2 million drawn on the revolver on June 30, 2010. The next scheduled redermination date for the borrowing base is November 1, 2010.

We expect to fund our capital expenditure budget for 2010 and 2011 from our operating cash flows and access to our revolving credit agreement.  Our 2010 capital budget is currently forecast to be approximately $50-$56 million, exclusive of acquisitions.  The actual number of wells drilled and the amount and timing of our expenditures are subject to change based upon market conditions, results of operations and other factors.  We routinely adjust our capital expenditure budget in response to changes in crude oil and natural gas prices, drilling and acquisition costs, cash flow drilling results and borrowing base redeterminations under our revolving credit facility.

Drilling Activity

East Texas

Crimson is currently finalizing the completion of the Grizzly well (55% WI) in its Bruin Prospect Area in San Augustine County, Texas. The Grizzly is the first Crimson-operated well in the Bruin Prospect and has a surface location approximately 2.5 miles south of the Kardell (52% WI) well drilled in 2009. The Grizzly  was drilled to a total measured depth of 18,100 feet, which includes a lateral of approximately 4,200 feet in the Mid Bossier Shale.  The well was completed with 14 frac stages. Crimson was able to drill and case the Grizzly in 60 days, an improvement of 30 days compared to the Kardell.  Flowback operations have commenced, and consistent with our strategy to maximize the ultimate recovery, we are methodically increasing the choke size, and monitoring pressure and rate at each step.  We are very encouraged with the pressure and rate response and expect to have the well tested and flowing at a sustained rate in approximately two weeks, at which time the results will be reported.  Production during the testing phase is being flowed into the sales line.

The Gobi (73% WI), the Company’s second operated well in the Bruin Prospect Area, has reached a total vertical depth of approximately 13,900 feet in the pilot hole with drilling of the 4,500 foot lateral in the Mid-Bossier Shale expected to commence soon.  Gobi is located approximately 2 miles northwest of the Grizzly. Initial completion of the Gobi is scheduled to begin in October, with results expected to be announced in November.

Crimson now has three logged pilot holes in the Bruin Prospect area and is extremely encouraged by the results from those logs. The Mid Bossier Shale and Haynesville Shale appear to have gross thickness of approximately 300 and 160 feet, respectively and have rock qualities similar to those seen in the Haynesville Shale in the Louisiana Core area. The James Lime is similar in quality and thickness to that being actively developed in the County Line Field to the northwest.

Following the drilling of Gobi, the rig will be moved to the Bengal location (37.5% WI) in Crimson’s Tiger Prospect Area in Sabine County, Texas which is located approximately 7 miles east of the Grizzly well. Bengal will be Crimson’s third operated well in East Texas and is expected to spud in September with a proposed total measured depth of approximately 18,300 feet.

The Halbert Trust (29% WI), the first well drilled in Crimson’s Fairway Farms Prospect Area, operated by Eagle Oil & Gas Co., has reached a total measured depth of 17,800 feet, which includes a lateral of approximately 4,000 feet and will be completed in the Mid-Bossier Shale. This well is located approximately 3 miles to the east of the Grizzly well.  The operator has informed us that completion operations will commence in November.

The operator plans to move back to Fairway Farms in September 2010 to drill a second well.

Southeast Texas - Liberty County

Crimson announced in June the completion of the Catherine Henderson A-7 (66% WI) well in Liberty County at a depth of 13,075 feet with a gross initial production rate of 4.2 Mmcfpd and 325 Bcpd (6.2 Mmcfepd) from the Upper Cook Mountain sand.  The well continues to perform well, currently producing at an approximate rate of 3.8Mmcfpd and 300 Bcpd.   This well was an offset to the Catherine Henderson A-6 well drilled in 2008 which has already produced approximately 4.0 Bcf of gas and 180 thousand barrels of condensate, and continues to produce at a gross rate of approximately 5.5 Mmcfpd and 300 Bcpd.

Crimson is currently completing the Schwarz #2 (65% WI) well at a total depth of 15,450 feet in the Lower Cook Mountain formation. Results are expected to be announced within a couple of weeks.

Crimson is currently drilling the Catherine Henderson A-8 well (66% WI) at a depth of 11,500 feet toward a proposed total depth of 13,500 feet. The A-8 will test multiple Upper Cook Mountain sands similar to those seen in the Catherine Henderson A-6 and A-7 wells. The A-8 well is expected to reach total depth by the end of August, and if successful, completion and first production would be expected by the end of September.

South Texas – Eagle Ford Shale

Crimson is currently participating (20% WI) in its first horizontal Eagle Ford Shale well in Bee County, Texas.  The Windham #1, operated by Petrohawk, has a rig on location and is expected to spud in the next couple of days.  This location is near the Dubose #1 vertical well that Crimson drilled and tested in late 2009.  Drilling and completion results are expected in the fourth quarter of this year for the Windham #1. A second well (20% WI) may spud during November 2010 on another portion of Crimson’s leasehold in Bee County.

Selected Financial and Operating Data

The following table reflects certain comparative financial and operating data for the three and six month periods ended June 30, 2010 and 2009:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2010	2009	%	2010	2009	%
Total Volumes Sold:
Natural gas (Mcf)	1,961,247	2,692,534	-27%	4,041,415	5,768,648	-30%
Crude oil (barrels)	58,766	91,489	-36%	115,070	187,794	-39%
Natural gas liquids (barrels)	70,637	109,269	-35%	141,867	219,511	-35%
Natural gas equivalents (Mcfe)	2,737,665	3,897,082	-30%	5,583,037	8,212,478	-32%

Daily Sales Volumes:
Natural gas (Mcf)	21,552	29,588	-27%	22,328	31,871	-30%
Crude oil (barrels)	646	1,005	-36%	636	1,038	-39%
Natural gas liquids (barrels)	776	1,201	-35%	784	1,213	-35%
Natural gas equivalents (Mcfe)	30,084	42,825	-30%	30,846	45,373	-32%

Average sales prices (before hedging):
Gas	$4.12	$3.57	15%	$4.69	$4.20	12%
Oil	76.92	55.50	39%	76.78	47.20	63%
NGLs	38.99	27.37	42%	42.63	24.93	71%
Mcfe	5.61	4.53	24%	6.06	4.69	29%

Average realized sales price (after hedging):
Gas	$6.91	$6.71	3%	$6.93	$6.71	3%
Oil	84.66	80.62	5%	84.23	78.86	7%
NGLs	38.99	27.37	42%	42.63	24.93	71%
Mcfe	7.77	7.29	7%	7.84	7.18	9%

Selected Costs ($ per Mcfe):
Lease operating expenses	$1.44	$1.08	33%	$1.40	$1.17	20%
Production and ad valorem taxes	$0.54	$0.52	4%	$0.57	$0.55	4%
Depreciation and depletion expense	$3.84	$3.68	4%	$3.75	$3.43	9%
General and administrative expense (cash)	$1.50	$0.97	55%	$1.52	$0.98	55%
Interest	$1.92	$1.37	40%	$1.90	$1.18	61%

Adjusted EBITDAX (1)	$11,920,625	$18,642,828	-36%	$24,547,686	$37,192,546	-34%

Capital expenditures
Property acquisition – proved	$—	$—		$—	$(482,166)
Leasehold acquisitions	3,464,677	(1,222,259)		5,010,048	1,375,723
Exploratory	111,407	870,009		664,227	621,672
Development	13,214,474	761,299		16,385,020	9,696,748
Other	8,033	3,076		10,316	82,945
	$16,798,591	$412,125		$22,069,611	$11,294,922

(1) Adjusted EBITDAX is a non-GAAP financial measure. See below for a reconciliation to net income (loss).

CRIMSON EXPLORATION INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current derivatives	$10,591,197	$9,937,697
Other current assets	13,397,172	14,773,246
Net property and equipment	393,781,154	393,127,727
Non-current derivatives	2,712,934	2,513,369
Other non-current assets	3,580,515	4,451,995

Total Assets	$424,062,972	$424,804,034

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$4,898	$19,014
Current derivatives	1,300,627	872,849
Other current liabilities	41,052,172	32,594,171
Long-term debt, net of current portion	193,032,149	192,749,751
Non-current derivatives	185,166	1,284,105
Other non-current liabilities	11,093,243	14,553,256
Total stockholders’ equity	177,394,717	182,730,888

Total Liabilities & Stockholders’ Equity	$424,062,972	$424,804,034

CRIMSON EXPLORATION INC.
 CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

OPERATING REVENUES
Oil, gas and natural gas liquids sales	$21,271,583	$28,427,033	$43,756,170	$58,990,417
Operating overhead and other income	181,360	192,904	306,632	360,387
Total operating revenues	21,452,943	28,619,937	44,062,082	59,350,804

OPERATING EXPENSES
Lease operating expenses	3,953,646	4,186,290	7,836,497	9,638,043
Production and ad valorem taxes	1,477,963	2,022,377	3,180,827	4,497,119
Exploration expenses	187,279	1,455,664	683,116	2,185,642
Depreciation, depletion and amortization	10,514,130	14,347,397	20,937,682	28,199,283
General and administrative	4,486,375	4,326,799	9,395,695	9,545,088
Loss on sale of assets	430,819	18,925	430,819	18,925
Total operating expenses	21,050,212	26,357,452	42,464,636	54,084,100

INCOME FROM OPERATIONS	402,731	2,262,485	1,598,166	5,266,704

OTHER INCOME (EXPENSE)
Interest expense	(5,245,563)	(5,336,589)	(10,602,839)	(9,715,658)
Other financing cost	(844,927)	(426,535)	(1,573,030)	(727,646)
Unrealized (loss) gain on derivative instruments	(3,917,809)	(16,874,919)	1,524,225	(7,307,962)
Total other income (expense)	(10,008,299)	(22,638,043)	(10,651,644)	(17,751,266)

LOSS BEFORE INCOME TAXES	(9,605,568)	(20,375,558)	(9,053,478)	(12,484,562)

Income tax benefit	3,234,718	7,110,484	2,891,443	4,254,101

NET LOSS	(6,370,850)	(13,265,074)	(6,162,035)	(8,230,461)

Dividends on preferred stock	—	(1,115,258)	—	(2,196,987)

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(6,370,850)	$(14,380,332)	$(6,162,035)	$(10,427,448)

NET LOSS PER SHARE
Basic	$(0.16)	$(2.24)	$(0.16)	$(1.67)
Diluted	$(0.16)	$(2.24)	$(0.16)	$(1.67)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	38,635,725	6,421,225	38,571,300	6,228,730
Diluted	38,635,725	6,421,225	38,571,300	6,228,730

Non-GAAP Financial Measures

EBITDAX represents net income (loss) before interest expense, taxes, and depreciation, amortization and exploration expenses. Adjusted EBITDAX represents EBITDAX as further adjusted to reflect the items set forth in the table below, all of which will be required in determining our compliance with financial covenants under our Senior Credit Agreement and Second Lien Credit Agreement.

We have included EBITDAX and Adjusted EBITDAX in this release to provide investors with a supplemental measure of our operating performance and information about the calculation of some of the financial covenants that are contained in our credit agreements.  We believe EBITDAX is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and so highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use EBITDAX in the evaluation of companies, many of which present EBITDAX when reporting their results. Adjusted EBITDAX is a material component of the covenants that are imposed on us by our Senior Credit Agreement and Second Lien Credit Agreement.  We are subject to financial covenant ratios that are calculated by reference to Adjusted EBITDAX. Non-compliance with the financial covenants contained in these credit agreements could result in a default, an acceleration in the repayment of amounts outstanding, and a termination of lending commitments.  Our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, also use EBITDAX and Adjusted EBITDAX to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the feasibility of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX and Adjusted EBITDAX are not presentations made in accordance with generally accepted accounting principles, or GAAP. As discussed above, we believe that the presentation of EBITDAX and adjusted EBITDAX in this release is appropriate.  However, when evaluating our results, you should not consider EBITDAX and Adjusted EBITDAX in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as net income (loss).  EBITDAX and Adjusted EBITDAX have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. Because other companies may calculate EBITDAX and Adjusted EBITDAX differently than we do, EBITDAX may not be, and Adjusted EBITDAX as presented in this release is not, comparable to similarly-titled measures reported by other companies.

The following table reconciles net income to EBITDAX and Adjusted EBITDAX for the periods presented:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net income (loss)	$(6,370,850)	$(13,265,074)	$(6,162,035)	$(8,230,461)
Interest expense	5,245,563	5,336,589	10,602,839	9,715,658
Income (benefit) tax expense	(3,234,718)	(7,110,484)	(2,891,443)	(4,254,101)
Depreciation and amortization	10,514,130	14,347,397	20,937,682	28,199,283
Exploration expense	187,279	1,455,664	683,116	2,185,642
EBITDAX	6,341,404	764,092	23,170,159	27,616,021

Unrealized loss (gain) on derivative instruments	3,917,809	16,874,919	(1,524,225)	7,307,962
Non-cash equity-based compensation charges	385,666	558,357	897,903	1,521,992
Amortization of deferred finance costs	844,927	426,535	1,573,030	727,646
(Gain) loss on sale of assets	430,819	18,925	430,819	18,925
Adjusted EBITDAX	11,920,625	18,642,828	24,547,686	37,192,546

Updated Guidance for Third Quarter 2010

The Company is providing the following updated guidance for the third calendar quarter of 2010.  Figures for lease operating expenses, production and ad valorem taxes, cash general and administrative expenses and DD&A are based on the midpoint of the production guidance range.

Third quarter 2010 production	34,000 – 38,000 mcfe per day

Lease operating expenses ($M)	$4,000 – $4,400

Production and ad valorem taxes	10% of actual prices

Cash G&A ($M)	$3,200 – $3,500

DD&A rate	$3.65 – $3.85 per mcfe

Teleconference Call

Crimson management will hold a conference call to discuss the information described in this press release on August 6, 2010 at 9:30a.m. CDT.  Those interested in participating may do so by calling the following phone number: 1-888-695-0608, (International 719-457-2654) and entering the following participation code 8804527.  A replay of the call will be available from August 6, 2010 at 12:30 p.m. CDT through August 13, 2010 at 12:30 p.m. CDT by dialing toll free 1-888-203-1112, (International 719-457-0820) and asking for replay ID code 8804527.

Crimson Exploration is a Houston, TX-based independent energy company engaged in the acquisition, development, exploitation and production of crude oil and natural gas, primarily in the onshore Gulf Coast regions of the United States. The Company owns and operates conventional properties in Texas, Louisiana, Colorado and Mississippi, approximately 12,000 net acres in the highly prospective Haynesville Shale, Mid-Bossier, and James Lime plays in San Augustine and Sabine counties in East Texas, approximately 8,800 net acres in the prospective Eagle Ford play in South Texas and approximately 11,000 net acres in the Denver Julesburg Basin of Colorado.

Additional information on Crimson Exploration Inc. is available on the Company's website at http://crimsonexploration.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”).  Such statements include those concerning Crimson’s strategic plans, expectations and objectives for future operations.  All statements included in this press release that address activities, events or developments that Crimson expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions Crimson made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Crimson’s control.  Statements regarding future production, revenue and cash flow are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas.  These risks include, but are not limited to, commodity price changes, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes and the potential lack of capital resources.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  Initial production rates stated in this release are expected to differ substantially from longer term average production rates.  Forward looking estimates of production growth assume drilling results comparable to recent prior periods, which may not be realized.  Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2009, for a further discussion of these risks.

Contact:  Crimson Exploration Inc., Houston, TX
  E. Joseph Grady, 713-236-7400

Source:    Crimson Exploration Inc.